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EXHIBIT (H)(III)

                          SHAREHOLDER SERVICE AGREEMENT

                                     BETWEEN

                                 WT MUTUAL FUND

                                       AND

                          CRAMER ROSENTHAL MCGLYNN, LLC

                  THIS AGREEMENT is made as of the 1st day of November, 1999 by and between WT MUTUAL FUND, a Delaware business trust which may issue one or more series and classes of shares of beneficial interest (the "Trust"), on behalf of each class of shares of each series to which this Agreement pertains (the "Funds"), and Cramer Rosenthal McGlynn, LLC, a Delaware limited liability company (the "Company").

                              W I T N E S S E T H :

                  WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

                  WHEREAS, the Trust wishes to retain, on behalf of the Funds, the Company to provide certain shareholder services and administrative services to shareholders of the Funds, and the Company is willing to furnish such services;

                  NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, it is agreed between the parties hereto as follows:

1. The Company shall provide shareholder and administrative services for certain shareholders of the Funds. Such services may include, without limitation, some or all of the following: answering inquiries regarding the Funds; assistance in changing dividend options, account designations and addresses; assistance in processing purchase and redemption transactions; and such other information and services as the Trust, on behalf of the Funds, reasonably may request, to the extent permitted by applicable statute, rule or regulation.


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2. The Company shall provide such facilities and personnel as is necessary or beneficial for providing information and services to shareholders of the Funds, and to assist the Funds in servicing accounts of such shareholders.

3. Neither the Company nor any of its employees or agents are authorized to make any representation concerning shares of the Funds at any time except those contained in the Funds' Prospectus at such time; and the Company, in its capacity as described in this Agreement, shall have no authority to act as agent for the Funds.

4. In consideration of the services and facilities described herein, the Company shall be entitled to receive from the class of shares of the Fund to which it pertains an annual fee equal to the amount set forth opposite the Fund's name in
Exhibit 1.

5. The Trust reserves the right, at the Trust's discretion and without notice, to suspend the sale of its shares or withdraw the sale of its shares of the Funds.

6. This Agreement may be terminated as to any Fund or any class of shares of any Fund at any time (without payment of any penalty) by: (i) a majority of Trustees of the Trust; (ii) a vote of a majority of the outstanding voting securities of the Fund or any class of shares of the Fund; or (iii) the Company. The Trust may also terminate this Agreement for cause on violation by the Company of any of the provisions of this Agreement. The Trust's failure to terminate for any cause shall not constitute a waiver of its right to terminate at a later date for any such cause.

7. A copy of the Trust Instrument is on file with the Secretary of State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Trustees as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Funds.


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8. All communications to the Funds shall be sent to the Funds at PFPC, Inc., 400
Bellevue Parkway, Wilmington, DE 19890-0001. All communications to the Company shall be sent to the Company at 707 Westchester Avenue, White Plains, NY 10604.

9. This Agreement shall become effective as of the date when it is executed and dated by the Trust, on behalf of the Funds, below. This Agreement and all the rights and obligations of the parties hereunder shall be governed by and construed under the laws of the State of Delaware.

10. IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their officers designated below on the day and year first above written.

WT MUTUAL FUND, on behalf of each               Cramer Rosenthal McGlynn, LLC
class of each Fund listed in Exhibit 1

By:                                             By:
Name:                                           Name:
Title:                                          Title:

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                                    EXHIBIT 1


  NAME OF FUND AND CLASS OF SHARES                  FEE AS A % OF AVERAGE DAILY NET ASSET VALUE
CRM Prime Money Market Fund - Investor Class                       0.25%
CRM Tax-Exempt Fund - Investor Class                               0.25%
CRM Intermediate Bond Fund - Investor Class                        0.25%
CRM Municipal Bond Fund - Investor Class                           0.25%
CRM Large Cap Value Fund - Investor Class                          0.25%
CRM Mid Cap Value Fund - Investor Class                            0.25%
CRM Small Cap Value Fund - Investor Class                          0.25%